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EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
SYSTEMS & COMPUTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
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                                             Three months ended                       Six months ended
                                        Mar. 31, 1996    Mar. 31, 1995          Mar. 31, 1996    Mar. 31, 1995

PRIMARY
Average shares outstanding                14,061,940       12,599,848             14,059,212       12,533,109

Net effect of dilutive stock options--
   based on the treasury stock method
   using average market price              1,015,642          962,891              1,057,350        1,025,813
                                          ----------       ----------             ----------       ----------

Total                                     15,077,582       13,562,739             15,116,562       13,558,922
                                          ==========       ==========             ==========       ==========


Net income                                  $766,000       $3,249,000             $3,029,000       $6,220,000
                                          ==========       ==========             ==========       ==========

Net income per share                           $0.05            $0.24                  $0.20            $0.46
                                               =====            =====                  =====            =====



FULLY DILUTED
Average shares outstanding                14,061,940       12,599,848             14,059,212       12,533,109

Net effect of dilutive stock options--
   based on the treasury stock method
   using the end of period market price,
   if higher than average market price     1,015,642          962,891              1,057,350        1,025,813

Assumed conversion of 6 1/4%
   convertible subordinated debentures             0        2,200,000                      0        2,250,000
                                          ----------       ----------             ----------       ----------

Total                                     15,077,582       15,762,739             15,116,562       15,808,922
                                          ==========       ==========             ==========       ==========


Net Income                                  $766,000       $3,249,000             $3,029,000       $6,220,000

Add 6 1/4 % convertible subordinated
   debenture interest, net of
   income tax effect                               0          359,000                      0          732,000

Net income, as adjusted                     $766,000       $3,608,000             $3,029,000       $6,952,000
                                          ==========       ==========             ==========       ==========

Net income per share                           $0.05            $0.23                  $0.20            $0.44
                                               =====            =====                  =====            =====
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